UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2006

NATIONAL HOUSING PARTNERSHIP REALTY FUND IV

(Exact name of Registrant as specified in its charter)

Maryland
(State or other	0-15731	52-1473440
jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina  29602

(Address of principal executive offices)

(864) 239-1000

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]

Written communication pursuant to Rule 425 under the Securities  Act (17 CFR 230.425)

[    ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

National Housing Partnership Realty Fund IV (the “Registrant”) owns a 99% limited partnership interest in Kennedy Homes Limited Partnership (“Kennedy Homes”).  As previously reported, on April 17, 2006 Kennedy Homes entered into a contract (the “Sales Contract”) with the City of Gainesville, Florida (the “Purchaser”) to sell its investment property (the “Property”) to the Purchaser for $1,950,000.  As set forth in the Form 8-K filed by the Registrant on April 17, 2006, the Registrant does not anticipate that there will be any distributable proceeds from this sale of the Property to the Registrant or the Registrant’s partners.

The existing mortgage debt on the Property, which is held by AIMCO Properties, L.P. (“Lender”), an affiliate of the Registrant’s general partner, is delinquent due to a failure by Kennedy Homes to make required monthly payments.  The total principal amount of outstanding indebtedness owed by Kennedy Homes to Lender is approximately $1,706,276.00.  Kennedy Homes also owes principal and interest amounts to a third party under a deferred acquisition note, which matured on February 28, 2001.  Kennedy Homes was unable to repay the deferred acquisition note upon its maturity.

On September 7, 2006 Lender delivered a demand letter to Kennedy Homes declaring the existing mortgage indebtedness to be in default and seeking payment in full of all outstanding amounts thereunder.  On September 12, 2006, Lender filed an action against Kennedy Homes in the Circuit Court in Alachua County, Florida seeking to foreclose upon the Property and all improvements, appurtenances, fixtures, leases, rents, royalties, profits, revenues and income associated therewith.

As a result of the foreclosure action filed by Lender, Kennedy Homes may now be in breach of certain representations set forth in the Sales Contract.   Further, the foreclosure action may cause Kennedy Homes to be unable to satisfy certain closing conditions required by the terms of the Sales Contract.  Accordingly, Purchaser may have the right, among other remedies, to terminate the Sales Contract and seek reimbursement for up to $20,000 of due diligence expenses incurred by Purchaser.  As of the date of this Form 8-K, Purchaser has not yet taken action against Kennedy Homes to terminate the Sales Contract and seek reimbursement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL HOUSING PARTNERSHIP REALTY FUND IV

By:

The National Housing Partnership,

its sole General Partner

By:

National Corporation for Housing Partnerships, its sole General Partner

By:

/s/ David R. Robertson

David R. Robertson

President and Chief Executive Officer

Date:

September 12, 2006